Exhibit 99.1

Press Release

For Immediate Release

AVERY DENNISON ANNOUNCES TRANSITION

IN BOARD LEADERSHIP

President and CEO Mitch Butier elected to replace retiring Chairman Dean Scarborough

Glendale, CA, March 1, 2019--Avery Dennison Corporation (NYSE: AVY) announced today that its board of directors has elected president and CEO, Mitch Butier, to serve as chairman of the board following the company’s annual meeting of shareholders on April 25, 2019, subject to his reelection. Dean Scarborough, Avery Dennison’s current chairman, has informed the board of his intention to not stand for reelection.

“Avery Dennison has benefited over the years from Dean’s leadership and deep experience as chairman. We wish him all the best,” said David Pyott, lead independent director of the Avery Dennison Board. “Today’s decision reflects the board’s confidence in Mitch’s leadership and his ability to execute our vision and strategies to take Avery Dennison into the future.”

Scarborough leaves the board after serving nine years as chair, capping a career with the company that began in 1983. He served as president and CEO from 2005 to 2016.

“I believe deeply in Avery Dennison and its people, and it has been an honor to serve as chairman,” Scarborough said. “As I conclude my work with the company, I do so knowing that Mitch will serve as chairman with the same skill and commitment that he has applied to his leadership of the company.”

“I’m honored to be elected chairman,” Butier said. “Dean has been an invaluable partner over the years. I would like to thank him for his many years of leadership at the company, and for his personal counsel to me. I look forward to working with the board to continue creating long-term value for our employees, customers, shareholders and communities.”

About Avery Dennison

Avery Dennison Corporation (NYSE: AVY) is a global materials science and manufacturing company specializing in the design and manufacture of a wide variety of labeling and functional materials. The company’s products, which are used in nearly every major industry, include pressure-sensitive materials for labels and graphic applications; tapes and other bonding solutions for industrial, medical and retail applications; tags, labels and embellishments for apparel; and radio-frequency identification (RFID) solutions serving retail apparel and other markets. Headquartered in Glendale, California, the company employs approximately 30,000 employees in more than 50 countries. Reported sales in 2018 were $7.2 billion. Learn more at www.averydennison.com.

Contacts:

Avery Dennison Corporation

Media Relations

Rob Six (626) 304-2361

rob.six@averydennison.com

Or

Investor Relations

Cynthia Guenther

(626) 304-2204

cynthia.guenther@averydennison.com